UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2022
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
001-12609	PG&E Corporation	California	94-3234914
001-02348	Pacific Gas and Electric Company	California	94-0742640

77 BEALE STREET	77 BEALE STREET
P.O. BOX 770000	P.O. BOX 770000
SAN FRANCISCO, California 94177	SAN FRANCISCO, California 94177
(Address of principal executive offices) (Zip Code)	(Address of principal executive offices) (Zip Code)
(415) 973-1000	(415) 973-7000
(Registrant’s telephone number, including area code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	PCG	The New York Stock Exchange
Equity Units	PCGU	The New York Stock Exchange
First preferred stock, cumulative, par value $25 per share, 5% series A redeemable	PCG-PE	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% redeemable	PCG-PD	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.80% redeemable	PCG-PG	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.50% redeemable	PCG-PH	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 4.36% series A redeemable	PCG-PI	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 6% nonredeemable	PCG-PA	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5.50% nonredeemable	PCG-PB	NYSE American LLC
First preferred stock, cumulative, par value $25 per share, 5% nonredeemable	PCG-PC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

2023 GRC Update Testimony

On September 6, 2022, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, submitted testimony updating the revenue requirement request in its 2023 General Rate Case (“GRC”) proceeding (the “Update Testimony”). As permitted by the California Public Utilities Commission’s rate case plan, the Update Testimony reflects updates for escalation rates and federal tax law and guidance since the filing of the Utility’s original 2023 GRC application in June 2021.

The table below shows the drivers for the increases from the revenue requirement requests in the March 10, 2022 amended GRC application (the “Amended Application”) as compared to the Update Testimony for each of the 2023 test year and 2024, 2025, and 2026 attrition years.

(in millions)	2023	2024	2025	2026
Amended Application Revenue Requirement Request	15,339	16,357	17,113	17,674
Capital Escalation Update	159	369	584	785
Expense Escalation Update	641	453	332	256
Federal Tax Law and Guidance Updates	35	44	55	50
Increase in Revenue Requirement Request	835	866	971	1,090
Update Testimony Revenue Requirement Request	16,175	17,223	18,083	18,764

The table below shows the increase in revenue requirement requests relative to the prior year, for each of the 2023 test year and 2024, 2025, and 2026 attrition years, as reflected in the Amended Application and the Update Testimony, except that the revenue requirement request for 2023 is compared to the adopted 2022 revenue requirement.

(in millions)		2023	2024	2025	2026
Amended Application	Revenue Requirement Request	15,339	16,357	17,113	17,674
	Year-Over-Year Increase in Revenue Requirement Request	3,125	1,018	756	561
Update Testimony	Revenue Requirement Request	16,175	17,223	18,083	18,764
	Year-Over-Year Increase in Revenue Requirement Request	3,961	1,048	860	680

The table below compares the rate base requests in the Amended Application and the Update Testimony for each of the 2023 test year and 2024, 2025, and 2026 attrition years.

($ million)	2023	2024	2025	2026
Amended Application Rate Base Request	49,179	53,835	58,226	62,760
Increase in Rate Base Request	1,698	2,972	4,284	5,396
Update Testimony Rate Base Request	50,876	56,807	62,510	68,156

Amounts may not sum due to rounding.

Risk Factors

With this Current Report on Form 8-K, PG&E Corporation and the Utility supplement the risk factors set forth in Item 1A of their joint Annual Report on Form 10-K for the year ended December 31, 2021, with the following risk factor, which should be read in conjunction with the risk factors set forth in the Annual Report on Form 10-K and the joint Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Inflation may negatively impact PG&E Corporation’s and the Utility’s financial conditions, results of operations, liquidity, and cash flows.

PG&E Corporation and the Utility have observed that prices for equipment, materials, supplies, employee labor, contractor services, and variable-rate debt have increased. Long-term inflationary pressures may result in such prices continuing to increase more quickly than expected. Increases in inflation raises costs for labor, materials and services, and PG&E Corporation and the Utility may be unable to secure these resources on economically acceptable terms or offset such costs with increased revenues, operating efficiencies, or cost savings, which may adversely impact PG&E Corporation’s and the Utility’s financial condition, results of operation, liquidity, and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Date: September 6, 2022	By:	/s/ CHRISTOPHER A. FOSTER
Name: Christopher A. Foster
Title: Executive Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

Date: September 6, 2022	By:	/s/ DAVID S. THOMASON
Name: David S. Thomason
Title: Vice President, Chief Financial Officer and Controller